EXHIBIT 99.1

Contacts: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES OUTLINES
BUSINESS STRATEGY to enhance Long-Term growth

CHATTANOOGA, Tenn. (April 11, 2014) - CBL & Associates Properties, Inc. (NYSE: CBL) today hosted a conference call to provide an in-depth review of its business strategy and initiatives to enhance shareholder value.

“Our objective is to position our portfolio to generate a sustainable higher growth rate,” said Stephen Lebovitz, president and CEO. “Today, we have outlined initiatives that are designed to increase our portfolio weighting to higher-productivity assets. We plan to achieve this through targeted divestitures of stable, but lower-growth malls and non-core properties over the next several years as well as accretive investments in higher growth assets. We will pursue these opportunities to create value within our existing portfolio through redevelopment and expansion, as well as through new developments and selective acquisitions. We are committed to prudently executing this transformation in a manner that maximizes shareholder value.”

On the conference call, the Company outlined the following goals and objectives:

•	Position the portfolio to produce sustained same-center Net Operating Income (“NOI”) growth of 2-4%, increasing from the current range of 1-2%;

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CBL Outlines Business Strategy to Enhance Long-Term Growth

April 11, 2014

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Increase the percentage of Mall NOI generated from Tier 1 and Tier 2 assets from 78% for 2013 to more than 90% over the next several years through divestitures of lower productivity assets and investments in higher growth assets;

•	Proactively take advantage of opportunities to upgrade both mall shop and anchor retailers through value-added redevelopment and ongoing re-tenanting;

•	Maintain and enhance the strength and flexibility of the balance sheet including growing the quality and size of the unencumbered asset pool and further improving key financial metrics.

A copy of the slide presentation and a transcript of the prepared remarks will be filed with the SEC and available online at cblproperties.com. A replay of the conference call will be available through May 6, 2014, by dialing (800) 633-8284 or (402) 977-9140 and entering the confirmation number, 21708955.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 150 properties, including 91 regional malls/open-air centers. The properties are located in 30 states and total 86.9 million square feet including 6.3 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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